Exhibit 10.22

SECURED PROMISSORY NOTE

$100,000.00	Palo Alto, California

August 2, 2002

FOR VALUE RECEIVED, John F. Shanley (the “Borrower”) promises to pay to Conor Medsystems, Inc., a Delaware corporation (the “Company”), or order, the principal sum of One Hundred Thousand Dollars ($100,000), together with interest on the unpaid principal thereof from the date hereof at the rate of four and seventy-four-hundredths percent (4.74%), compounded annually.

The outstanding principal amount and all accrued interest shall be due and payable to the Company upon demand five (5) years from the date hereof.

The Borrower may at any time prepay all or any portion of the principal and interest owing hereunder.

This Note is secured pursuant to the terms of a Security Agreement of even date herewith by a pledge of 400,000 shares of the Company’s Common Stock owned by Borrower as of the date of hereof, and is subject to all the provisions of such Security Agreement, and the sole recourse against Borrower in the event of default shall be to proceed against the collateral securing this Note.

This Note shall not be transferable, assignable or assumable by either the Company or Borrower.

Demands hereunder shall be deemed to have been received by the Borrower if delivered or faxed to the address below on the date thereof, or three (3) days after having been mailed postpaid in the United States mails, so addressed. The Borrower may change the address for notices by written notice to the holder of this note.

If any provision of this Note is held invalid or unenforceable, it shall not affect the validity and enforceability of the other provisions of this Note.

This Note is executed and delivered in, and shall in all respects be governed by and construed in accordance with, the laws of the State of California, including all matters of construction, validity and performance.

/s/ John F. Shanley
John F. Shanley

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